Exhibit 10.2.23

FORM - CHARLES B. LEBOVITZ

SECOND AMENDED AND RESTATED RETENTION BONUS AGREEMENT

THIS SECOND AMENDED AND RESTATED RETENTION BONUS AGREEMENT (the “Agreement”) is entered into this 21st day of May, 2021, by and between CHARLES B. LEBOVITZ (“Executive”) and CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”).  Executive is employed by CBL & Associates Management, Inc., which is an affiliate of CBL & Associates Properties, Inc., a Delaware corporation (“CBL/REIT”), and, as such, references herein to the “Company”, where the context requires, will include the CBL/REIT.

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Retention Bonus Agreement, dated as of October 29, 2020 (the “Prior Agreement”);

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement in its entirety;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.Retention Bonus.  Executive was paid a retention bonus in the amount of Four Hundred Fourteen Thousand and 0/100 Dollars ($414,000.00) (the “Retention Bonus”), subject to the terms of this Agreement, in one payment, less all required withholdings, on October 29, 2020.  Executive’s right to the Retention Bonus is subject to Executive’s continued employment (except as may be provided in Section 3(b) below) from August 18, 2020 until the expiration of the Retention Period (as defined below).  By acceptance of this Agreement, Executive agrees and has previously agreed that the Retention Bonus is in lieu of any annual cash incentive bonus and any equity incentive bonus awards that otherwise may be payable to Executive in respect of the Company’s 2020 fiscal year.

2.Retention Period.  The Retention Period is for the period commencing on August 18, 2020 and terminating on the later of (i) September 27, 2021 and (ii) the effective date of a Chapter 11 Plan of Reorganization for the Company as approved by the United States Bankruptcy Court (the “Retention Period”).

3.Termination of Employment.

(a)  If, prior to the end of the Retention Period, (i) Executive voluntarily terminates Executive’s employment with the Company for any reason or (ii) Executive’s employment is terminated by the Company for Cause, Executive will be required to repay to the Company the Retention Bonus.

(b) If Executive’s employment is terminated due to Executive’s death or by the Company other than for Cause (including due to Executive’s Disability), Executive or

Executive’s legal representative, as applicable, will be entitled to retain the Retention Bonus and will not be required to repay the Retention Bonus; provided, that, within forty-five (45) days following the date of termination, Executive or Executive’s legal representative, as applicable (i) executes and delivers to the Company a general release of claims in a form acceptable to the Company (the “General Release”) and does not revoke such execution within the revocation period specified in such General Release, (ii) executes and delivers to the Company any other documents or instruments reasonably required by the Company to be executed in standard terminations of employment as determined by the Company’s HR department and that are consistent with the past practices of the Company’s HR department for similarly-situated executives, and (iii) withdraws, resigns or otherwise terminates any and all positions with the Company or any of its affiliates, including effectuating such termination in any reasonable manner requested by the Company. Failure to timely execute and return such General Release shall be a waiver by Executive or Executive’s legal representative’s of Executive’s right to retain, and not repay to the Company, the Retention Bonus; provided, that, the parties may mutually agree to extend the date set forth in the General Release on which Executive must execute, deliver and not revoke the General Release so long as no extension of such period to execute, deliver and not revoke the release extends past the sixtieth (60th) day following Executive’s date of termination.  In addition, eligibility for the Retention Bonus was and is conditioned on Executive’s continued compliance with Section 6 of this Agreement, and on Executive’s continued compliance with Section 7 and Section 8 of this Agreement as provided in Section 9 below.

(c) For purposes of this Agreement, “Disability” shall mean Executive’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time consistent with applicable law.  Executive acknowledges and agrees that the determination of disability shall be within the sole, absolute and exclusive discretion of the Company. For purposes of this Agreement, “Cause” shall mean (i) any act of fraud or willful malfeasance committed by Executive; (ii) Executive’s engagement in conduct which, is injurious to the Company or any of its affiliates, monetarily or otherwise if (provided, that, such conduct is capable of being cured), after written notice by the as the Board of Directors of CBL/REIT (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) to Executive stating, with specificity, the alleged conduct and providing direction and a reasonable opportunity for Executive to cure any such alleged conduct, Executive then fails to cure such alleged conduct within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee; (iii) Executive’s failure to perform Executive’s material duties under this Agreement, or Executive’s material breach of this Agreement, if (provided, that, such failure to perform or material breach is capable of being cured), after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the duties Executive has failed to perform and providing direction and a reasonable opportunity for Executive to cure any such alleged failures, Executive then fails to cure alleged failures within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee; (iv) Executive’s  conviction of, or pleading guilty or no contest to, a felony, or a conviction of, or a plea of guilty or no contest to, any criminal offence involving fraud, willful malfeasance, embezzlement, extortion, bribery, misappropriation or moral turpitude; or (v) Executive’s (A) material violation of the Company’s policies and procedures including, but not limited to, (I) the Company’s policies prohibiting conduct that constitutes sexual misconduct, harassment (including sexual harassment), discrimination or retaliation and (II) the Third Amended and Restated Code of Business Conduct and Ethics dated August 9, 2018, as may be further amended; and (B) engagement in any conduct or cover-up of such conduct that is in violation of any of the Company’s policies and procedures (including but not limited to policies listed in (I) and (II) of this Subsection 3(c)(v)) that could cause or has caused damage to the reputation or business of the Company or any of its affiliates or their respective employees; provided, however, that, except for violations that would constitute “Cause” under subsection (iv) directly above, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the material violations alleged to have been committed by Executive and providing direction and a reasonable opportunity for Executive to cure any such alleged violations (if curable, as determined by the Board or the Compensation Committee), Executive then fails to cure alleged violations within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee.

4.Repayment of Retention Bonus.  Under circumstances where the Retention Bonus is subject to repayment pursuant to Section 3 hereof, the Retention Bonus must be repaid by Executive or Executive’s legal representative, as applicable, to the Company within fifteen (15) days following written notice from the Company.

5.Section 409A.  The payments and benefits under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.Return of Company Property.  Immediately following the effective date of Executive’s termination for any reason, Executive, or Executive’s legal representative, as applicable, shall return all property of the Company or any of its affiliates in Executive’s possession, custody or control, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit and charge cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information, including Confidential and Proprietary Information (as defined below) (however stored) relating to the business of the Company or any of its affiliates.

7.Confidentiality; Nondisparagement.

(a)  Confidential and Proprietary Information.  Executive agrees that all materials and items produced or developed by Executive for the Company or any of its affiliates, or obtained by Executive from the Company or any of its affiliates either directly or indirectly pursuant to this Agreement or otherwise shall be and remains the property of the Company and its affiliates.  Executive acknowledges that Executive will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its affiliates, including, without limitation, any or all of the following:  business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to tenants, occupants, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person (as defined below) employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”).  During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder.  In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its affiliates have released such information; provided, that the provisions of this Section 7(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 7(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession, that is in writing, or other tangible form (together with all duplicates thereof) will immediately be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. For purposes of this Agreement, “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(b)  Permitted Disclosure.  This Agreement does not limit or interfere with Executive’s right to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii)

filing a charge or complaint with a Government Entity; provided, that, in each case, such communications, participation, and disclosures are consistent with applicable law; provided, further, that, Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge or complaint filed with a Government Entity and/or any litigation arising out of a charge or complaint filed with a Government Entity except as provided in any indemnity agreement between the Company and the Executive. Additionally, Executive shall not be held criminally or civilly liable under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), or any applicable federal or state trade secret law, for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  All disclosures permitted under this Section 7(b) are herein referred to as “Permitted Disclosures.”  Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s designated legal counsel or an authorized officer designated by the Company.

(c)  Work Product. Executive agrees that any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including Confidential and Proprietary Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or development in which the Company or any of its affiliates is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during Executive’s employment with the Company or any of its affiliates, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the offices of the Company or any of its affiliates, and whether with or without the use of the computers, systems, materials, equipment, or other property of the Company or any of its affiliates, shall be and remain the sole and exclusive property of the Company or any of its affiliates (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company or any of its affiliates under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive otherwise has or retains any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, Executive hereby assigns and transfers to the Company or any of its affiliates all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company or its affiliates shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever requested to do so by the Company

(whether during Executive’s employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (A) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (B) assign, transfer, convey, or otherwise make available to the Company or any of its affiliates any right, title, or interest which Executive might otherwise have in any Work Product; and/or (C) confirm the Company’s or any of its affiliate’s right, title, and interest in any Work Product. Executive shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company or its affiliates. Executive shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company or its affiliates, whether during Executive’s employment or thereafter.

(d)  Nondisparagement.  Executive agrees that during Executive’s employment with the Company or any of its affiliates and following the end of Executive’s employment (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination), Executive shall not make, publish, encourage, ratify, or authorize, whether in private or in public, whether orally or in writing, or otherwise, whether directly or indirectly, any disparaging or defamatory comments concerning the Company or any of its affiliates, or the Company’s or its affiliate’s respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, in any manner whatsoever, or aid, assist, or direct any other Person to do any of the foregoing. Nothing in this Section 7(d) shall interfere with Executive’s ability to make the Permitted Disclosures, as defined in Section 7(b) above.

8.Cooperation.  From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.  In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  Nothing in this Section 8 shall limit Executive’s right to make Permitted Disclosures as provided in Section 7(b) above.

9.Injunctive Relief and Specific Performance.  Executive understands and agrees that Executive’s covenants under Sections 6, 7 and 8 are special and unique and that the Company and its affiliates may suffer irreparable harm if Executive breaches any of Sections 6, 7, or 8 because monetary damages would be inadequate to compensate the Company and its affiliates for the breach of any of these sections.  Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Chattanooga, Tennessee to enforce the provisions of Sections 6, 7 and/or 8 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated.  Executive also recognizes that the territorial, time and scope limitations set forth in Section 7 are reasonable and are properly required for the protection of the Company and its affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

10.Entire Agreement.  This Agreement sets forth the entire understanding of the Company and Executive regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, relating to the subject matter hereof.  No modification or amendment of this Agreement shall be effective without a prior written agreement signed by Executive and the Company. The Prior Agreement is hereby terminated and of no further force and effect.

11.Confidentiality.  Except as provided in Section 7(b) of this Agreement, Executive hereby agrees, to the maximum extent permitted by law, to, and cause Executive’s affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that Executive may disclose the terms of this Agreement to Executive’s financial or legal advisors who reasonably need to have access to such information to provide services to Executive; provided, further that Executive has made such advisors aware of the confidential nature of such information prior to disclosure.

12.Governing Law; Waiver of Jury Trial.  This Agreement is governed by and is to be construed in accordance with the internal laws of the State of Tennessee.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement.

13.Tax.  Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.No Employment Agreement; No Enlargement of Employee Rights.  This Agreement is not an employment agreement.  Nothing in this Agreement shall be construed to confer upon Executive any right to continued employment.

15.Notices.  Any notice provided for in this Agreement (“Notice(s)”) shall be in writing and either (i) personally delivered, (ii) sent by a nationally recognized overnight courier delivery service, (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office, (iv) sent via telefax transmission or (v) sent via electronic mail.  If personally delivered, then Notices shall be effective when received as evidenced by affidavit of the person or entity making such delivery; if sent by overnight courier delivery service then Notices shall be deemed to have been received by the addressee on the next business day following the date so sent; if mailed, then Notices or other communication shall be deemed to have been received by the addressee on the date received as evidenced by the return receipt; if sent via telefax transmission, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender; and if sent via electronic mail, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender.  The inability to make delivery because of changed address of which no notice was given or by reason of rejection or refusal to accept delivery of any Notice shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.

The addresses of the parties for Notices hereunder shall be as follows:

If to the Company:

CBL & Associates Management, Inc

CBL & Associates Properties, Inc.

2030 Hamilton Place Boulevard

Suite 500, CBL Center

Chattanooga, TN 37421

Attn: HR Department

Email:  HR.Department@cblproperties.com

If to Executive:

Charles B. Lebovitz

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421

Email:  Charles.Lebovitz@cblprolperties.com

A party may change its/hers/his notice address at any time by providing written notice thereof to the other party.

16.Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.  To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

In witness hereof, the Company and Executive have executed this Agreement to be effective as of the date first above written.

CBL & ASSOCIATES MANAGEMENT, INC.

By:________________________________

Name:

Title:

_______________________

Executive Name: Charles B. Lebovitz